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                                                                    EXHIBIT 99.1

                                AGRIA CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICS

PURPOSE

     This Code of Business Conduct and Ethics (the "Code") contains general guidelines for conducting the business of Agria Corporation (the "Company") consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards. The Company shall include all the subsidiaries consolidated into the Company's financial statement prepared in accordance with generally accepted accounting principles in the U.S. ("U.S. GAAP"), including but not limited to, its subsidiaries.

     This Code is designed to deter wrongdoing and to promote:

     - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company will file with, or submit to, the U.S. Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

     -    compliance with applicable laws, rules and regulations;

     -    prompt internal reporting of violations of the Code; and

     -    accountability for adherence to the Code.

APPLICABILITY

     This Code applies to all of the directors, officers, employees, consultants and advisors of the Company, whether they work for the Company on a full-time, part-time, consultative, or temporary basis (each an "employee" and collectively, the "employees"). Certain provisions of the Code apply specifically to our chief executive officer, chief financial officer, controller, vice presidents and any other persons who perform similar functions for the Company (each, a "senior officer," and collectively, "senior officers").

     The Board of Directors of the Company (the "Board") has appointed Gary Kim Ting Yeung, chief financial officer, as the Compliance Officer for the Company. If you have any questions regarding the Code or would like to report any violation of the Code, please call the Compliance Officer at (86-10) 6210 9288 or e-mail him at gary.yeung@agriacorp.com.

     This Code was adopted by the Board on September 29, 2007. The Code shall become effective (the "Effective Time") concurrently with the Company's first public filing of a registration statement on Form F-1 with the SEC relating to the Company's initial public offering (the "IPO").

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COMPETITION AND FAIR DEALING

     The Company seeks to outperform its competitors fairly and honestly, through superior performance but not through unethical or illegal business practices. Infringement upon third-parties' intellectual property rights, including copyrights, trademarks, trade names and trade secrets, or inducing or encouraging such infringement activities by past or present employees of other companies are strictly prohibited. Every employee of the Company shall endeavor to respect the rights of and deal fairly with the Company's customers, suppliers and competitors. No employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other illegal trade practice.

CONFLICTS OF INTEREST

IDENTIFYING CONFLICTS OF INTEREST

     A conflict of interest occurs when an employee's private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that may make it difficult to perform your work objectively and effectively. In general, the following should be considered conflicts of interest:

          - Competing Business. No employee may be concurrently employed by a business that competes with the Company or deprives it of any business.

          - Corporate Opportunity. No employee should use corporate property, information or his or her position with the Company to secure a business opportunity that would otherwise be available to the Company. If you discover a business opportunity that is in the Company's line of business, through the use of the Company's property, information or position, you must first present the business opportunity to the Company before pursuing the opportunity in your individual capacity.

          -    Financial Interests.

                    (i) No employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business entity if such financial interest adversely affects the employee's performance of duties or responsibilities to the Company, or requires the employee to devote certain time during such employee's working hours at the Company;

                    (ii) No employee may hold any ownership interest in a
                         privately-held company that is in competition with the Company;

                    (iii) An employee may hold up to but no more than 5%
                         ownership interest in a publicly traded company that is in competition with the Company;

                    (iv) No employee may hold any ownership interest in a
                         company that has a business relationship with the Company if such employee's duties at the Company include managing or supervising the Company's business relations with that company


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               If an employee's ownership interest in a business entity
               described in clause (iii) above increases to more than 5%, the employee must immediately report such ownership to the Compliance Officer.

          - Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

          - Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Company. Employees must obtain prior approval from the Board before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

     It is difficult to list all of the ways in which a conflict of interest may arise, and we have provided only a few, limited examples. If you are faced with a difficult business decision that is not addressed above, ask yourself the following questions:

          -    Is it legal?

          -    Is it honest and fair?

          -    Is it in the best interests of the Company?

DISCLOSURE OF CONFLICTS OF INTEREST

     The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to the Compliance Officer. Conflicts of interest may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law.

FAMILY MEMBERS AND WORK

     The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee's objectivity in making decisions on behalf of the Company. If a member of an employee's family is interested in doing business with the Company, the criteria as to whether to enter into or continue the business relationship, and the terms and conditions of the relationship, must be no less favorable to the Company compared with those that would apply to a non-relative seeking to do business with the Company under similar circumstances.

     Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the Compliance Officer. For purposes of this Code, "family members" or "members of your family" include your spouse, brothers, sisters and parents, in-laws and children.


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GIFTS AND ENTERTAINMENT

     The giving and receiving of gifts is common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions.

     It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment could not be viewed as an inducement to any particular business decision. All gifts and entertainment expenses made on behalf of the Company must be properly accounted for on expense reports.

     Employees may only accept appropriate gifts. We encourage employees to submit gifts received to the Company. While it is not mandatory to submit small gifts, gifts of over RMB200 must be submitted immediately to the administration department of the Company.

     The Company's business conduct is founded on the principle of "fair transaction." Therefore, no employee may receive kickbacks, bribe others, or secretly receive commissions or any other personal benefits.

FCPA COMPLIANCE

     The U.S. Foreign Corrupt Practices Act ("FCPA") prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. A violation of FCPA no only violates the Company's policy but is also a civil or criminal offense under FCPA which the Company is subject to after the Effective Time. No employee shall give or authorize directly or indirectly any illegal payments to government officials of any country. While the FCPA does, in certain limited circumstances, allow nominal "facilitating payments" to be made, any such payment must be discussed with and approved by your supervisor in advance before it can be made.

PROTECTION AND USE OF COMPANY ASSETS

     Employees should protect the Company's assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company's profitability. The use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

     To ensure the protection and proper use of the Company's assets, each employee should:

          - Exercise reasonable care to prevent theft, damage or misuse of Company property;

          - Promptly report the actual or suspected theft, damage or misuse of Company property;

          - Safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

          -    Use Company property only for legitimate business purposes.


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     Except as approved in advance by the Chief Executive Officer or Chief
Financial Officer of the Company, the Company prohibits political contributions (directly or through trade associations) by any employee on behalf of the Company. Prohibited political contribution activities include:

          - any contributions of Company funds or other assets for political purposes,

          -    encouraging individual employees to make any such contribution;

          -    reimbursing an employee for any political contribution.

INTELLECTUAL PROPERTY AND CONFIDENTIALITY

          - All inventions, creative works, computer software, and technical or trade secrets developed by an employee in the course of performing the employee's duties or primarily through the use of the Company's materials and technical resources while working at the Company, shall be the property of the Company.

          - The Company maintains a strict confidentiality policy. During an employee's term of employment, the employee shall comply with any and all written or unwritten rules and policies concerning confidentiality and shall fulfill the duties and responsibilities concerning confidentiality applicable to the employee.

          - In addition to fulfilling the responsibilities associated with his position in the Company, an employee shall not, without first obtaining approval from the Company, disclose, announce or publish trade secrets or other confidential business information of the Company, nor shall an employee use such confidential information outside the course of his duties to the Company.

          - Even outside the work environment, an employee must maintain vigilance and refrain from disclosing important information regarding the Company or its business, customers or employees.

          - An employee's duty of confidentiality with respect to the confidential information of the Company survives the termination of such employee's employment with the Company for any reason until such time as the Company discloses such information publicly or the information otherwise becomes available in the public sphere through no fault of the employee.

          - Upon termination of employment, or at such time as the Company requests, an employee must return to the Company all of its property without exception, including all forms of medium containing confidential information, and may not retain duplicate materials.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

     Upon the completion of the IPO, the Company will be required to report its financial results and other material information about its business to the public and the SEC. It is the Company's policy to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate,


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incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

     Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

          - Financial results that seem inconsistent with the performance of the underlying business;

          - Transactions that do not seem to have an obvious business purpose; and

          -    Requests to circumvent ordinary review and approval procedures.

     The Company's senior financial officers and other employees working in the Finance Department have a special responsibility to ensure that all of the Company's financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the Compliance Officer.

     Employees are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company's independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include but are not limited to those actions taken to coerce, manipulate, mislead or fraudulently influence an auditor:

          - to issue or reissue a report on the Company's financial statements that is not warranted in the circumstances (due to material violations of U.S. GAAP, generally accepted auditing standards or other professional or regulatory standards);

          - not to perform audit, review or other procedures required by generally accepted auditing standards or other professional standards;

          -    not to withdraw an issued report; or

          -    not to communicate matters to the Company's Audit Committee.

COMPANY RECORDS

     Accurate and reliable records are crucial to the Company's business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company's records are the source of essential data that guides business decision-making and strategic planning. Company records include, but are not limited to, booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

     All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. You are responsible for understanding and complying with the Company's record keeping policy. Contact the Compliance Officer if you have any questions regarding the record keeping policy.


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COMPLIANCE WITH LAWS AND REGULATIONS

     Each employee has an obligation to comply with the laws of the cities, provinces, regions and countries in which the Company operates. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, offering or receiving gratuities, employment harassment, environmental protection, occupational health and safety, false or misleading financial information, misuse of corporate assets and foreign currency exchange activities. Employees are expected to understand and comply with all laws, rules and regulations that apply to your position at the Company. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from the Compliance Officer.

MISCELLANEOUS

DISCRIMINATION AND HARASSMENT

     The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment based on race, ethnicity, religion, gender, age, national origin or any other protected class. For further information, you should consult the Compliance Officer.

HEALTH AND SAFETY

     The Company strives to provide employees with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for other employees by following environmental, safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted.

     Each employee is expected to perform his or her duty to the Company in a safe manner, free of the influences of alcohol, illegal drugs or other controlled substances. The use of illegal drugs or other controlled substances in the workplace is prohibited.

VIOLATIONS OF THE CODE

     All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.

     If you know of or suspect a violation of this Code, it is your responsibility to immediately report the violation to the Compliance Officer, who will work with you to investigate your concern. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Compliance Officer and the Company will protect your confidentiality to the extent possible, consistent with the law and the Company's need to investigate your concern.

     It is the Company's policy that any employee who violates this Code will be subject to appropriate discipline, including termination of employment, based upon the facts and circumstances of each particular situation. Your conduct as an employee of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

     The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another


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employee for reporting a known or suspected violation will be subject to disciplinary action up to and including termination of employment.

WAIVERS OF THE CODE

     Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code may be made only by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public.

CONCLUSION

     This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact the Compliance Officer. We expect all employees to adhere to these standards. Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, including termination of employment.

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